As filed with the Securities and Exchange Commission on September 15, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMAG PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	04-2742593
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1100 Winter Street

Waltham, Massachusetts 02451

(Address of Principal Executive Offices, including Zip Code)

Employment Inducement Awards

(Full Title of the Plans)

Scott D. Myers

President and Chief Executive Officer

1100 Winter Street

Waltham, Massachusetts 02451 (617) 498-3300

(Name, Address and Telephone Number, including Area Code, of Agent For Service)

Copies to:

Stuart M. Cable, Esq.

Jacqueline Mercier, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

(617) 570-1000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.01 par value per share	1,031,200 shares	(2)	$8.27	(3)	$8,528,024	(3)	$1,106.94
Common Stock, $0.01 par value per share	16,000 shares	(4)	$9.13	(5)	$146,080	(5)	$18.97
TOTAL	1,047,200 shares				$8,674,104		$1,125.91

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also be deemed to cover such additional securities which become issuable by reason of any stock dividend, stock split, recapitalization or any other similar transactions.

(2)	Consists of shares of common stock, par value $0.01 per share (“Common Stock”) of AMAG Pharmaceuticals, Inc. (the “Registrant”) which are issuable upon exercise of stock options granted outside of the Registrant’s employee equity compensation plans to certain individuals to induce such individuals to accept employment with the Registrant (the “Inducement Option Awards”).

(3)	Calculated pursuant to Rule 457(h) under the Securities Act, solely for the purpose of computing the registration fee, based on the weighted average exercise price of the Inducement Option Awards.

(4)	Consists of restricted stock units issued outside of the Registrant’s employee equity compensation plans to certain individuals to induce such individuals to accept employment with the Registrant (the “Inducement RSU Awards”).

(5)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) of the Securities Act. The proposed maximum aggregate offering price is based upon the average of the high and low sales prices of the Registrant’s Common Stock, as reported on the Nasdaq Global Select Market on September 14, 2020.

EXPLANATORY NOTE

To induce the individuals listed below to accept employment with the Registrant, the Registrant granted the following equity awards to such individuals (the “Employment Inducement Awards”) on the dates detailed below (each, a “Grant Date”):

•	an option to purchase 16,700 shares of Common Stock with a per-share exercise price of $11.21 and a restricted stock unit award (each, an “RSU Award”) with respect to 8,500 shares of Common Stock granted to induce the recipient to accept employment as the Registrant’s Vice President, Market Access, such grant made on August 19, 2019;

•	an option to purchase 14,500 shares of Common Stock with a per-share exercise price of $10.03 and an RSU Award with respect to 7,500 shares of Common Stock granted to induce the recipient to accept employment as the Registrant’s Vice President, Biostatistics, such grant made on August 23, 2019; and

•	an option to purchase 1,000,000 shares of Common Stock with a per-share exercise price of $8.20 granted to induce the recipient to accept employment as the Registrant’s President and Chief Executive Officer, such grant made on April 28, 2020.

Each Inducement Option Award will vest in equal annual installments over 4 years from the respective Grant Date (with the exception of the Inducement Option Award granted to the Registrant’s Vice President, Biostatistics, which will vest in equal annual installments over 4 years from August 12, 2019) and each Inducement RSU Award will vest in equal annual installments over 3 years from the respective Grant Date (with the exception of the Inducement RSU Award granted to the Registrant’s Vice President, Biostatistics, which will vest in equal annual installments over 3 years from August 12, 2019). Each Employment Inducement Award was approved by the Registrant’s Board of Directors in compliance with and in reliance on NASDAQ Listing Rule 5635(c)(4), which exempts employment inducement grants from the general requirement of the NASDAQ Listing Rules that equity-based compensation plans and arrangements be approved by stockholders. The Employment Inducement Awards were granted outside of the Restated Equity Incentive Plan and its predecessor plans. This Registration Statement on Form S-8 (this “Registration Statement”) registers, among other securities described below, shares of Common Stock issuable pursuant to the Employment Inducement Awards.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.            Plan Information.*

Item 2.            Registrant Information and Employee Plan Annual Information.*

*    Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.            Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed by the Registrant with the Commission (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

(a) the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019 (File No. 001-10865), filed with the Commission on March 6, 2020, as amended by Amendment No. 1 on Form 10-K/A filed with the Commission on September 15, 2020 (the “Form 10-K”) (including, for the avoidance of doubt, information specifically incorporated by reference in the Registrant’s Form 10-K from the Registrant’s Definitive Proxy Statement for its 2020 Annual Meeting of Stockholders, filed with the Commission on April 29, 2020);

(b) the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020 as filed with the Commission on May 11, 2020 and Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2020 as filed with the Commission on August 17, 2020;

(c) the Registrant’s Current Reports on Form 8-K (excluding any information and exhibits furnished under either Item 2.02 and Item 7.01 thereof) as filed with the Commission on January 9, 2020, March 4, 2020, April 28, 2020, May 11, 2020, May 22, 2020, June 4, 2020, June 11, 2020, July 23, 2020, July 27, 2020, August 6, 2020 and August 17, 2020;

(d) all other documents filed with the Commission by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above; and

(e) the description of the Registrant’s Securities registered pursuant to Section 12 of the Securities and Exchange Act of 1934 contained under Item 15 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on March 6, 2020 (File No. 001-10865), including all amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of a Current Report on Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

The Registrant will provide without charge to each grantee of Employee Inducement Awards upon the written or oral request of that person, a copy of any and all of the information that has been incorporated in this Registration Statement by reference other than exhibits unless those exhibits are specifically incorporated by reference into the documents. Requests for these copies should be directed to the Registrant’s investor relations department at the following address and telephone number: AMAG Pharmaceuticals, Inc., 1100 Winter Street, Waltham, Massachusetts, 02451; (617) 498-3300.

Item 4.            Description of Securities.

Not applicable.

Item 5.            Interests of Named Experts and Counsel.

Not applicable.

Item 6.            Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by him or her in connection therewith.

As permitted by the DGCL, the Registrant’s Certificate of Incorporation, as amended, provides that the Registrant shall, to the fullest extent permitted by law, indemnify all directors and officers of the Registrant and, if approved by the Registrant’s Board of Directors, all employees and agents of the Registrant. The Certificate of Incorporation also contains a provision eliminating the liability of directors of the Registrant to the Registrant or its stockholders for monetary damage, to the fullest extent permitted by law. The Certificate of Incorporation also permits the Registrant to maintain insurance to protect itself and any director, officer, employee or agent against any liability whether or not the Registrant would have the power to indemnify such persons under the DGCL (and the Registrant has obtained director and officer liability insurance for the benefit of its directors and officers).

The Registrant has entered into indemnification agreements with each of its current directors and certain of its officers, pursuant to which the Registrant agreed to indemnify each director and such officers with respect to any expenses, judgments, fines, penalties, and amounts paid in settlement in connection with any claim, pending or completed action, suit or proceeding, or any inquiry or investigation, related to any actions taken by the director or officer related to their service as a director or officer if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful.

Item 7.            Exemption from Registration Claimed.

Not applicable.

Item 8.            Exhibits.

The exhibits listed below represent a complete list of exhibits filed or incorporated by reference as part of this Registration Statement:

4.1	Form of Non-Qualified Stock Option Agreement — Non-Plan Inducement Grant (incorporated herein by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, File No. 001-10865).

4.2	Form of Restricted Stock Unit Award Agreement — Non-Plan Inducement Grant (incorporated herein by reference to Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, File No. 001-10865).

4.3	Certificate of Incorporation of the Registrant, as restated (incorporated herein by reference to Exhibit 3.1 and 4.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, File No. 001-10865).

4.4	Certificate of Amendment to Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed May 28, 2015, File No. 001-10865).

4.5	Amended and Restated By-Laws of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed December 17, 2015, File No. 001-10865).

4.6	Specimen certificate representing the Registrant’s Common Stock (incorporated herein by reference to Exhibit 4.3 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, File No. 001-10865).

5.1*	Legal opinion of Goodwin Procter LLP.

23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2*	Consent of Goodwin Procter LLP (contained in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1*	Power of attorney (included in the signature page to this Registration Statement).

* Filed herewith.

Item 9.            Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on the 15th day of September, 2020.

AMAG PHARMACEUTICALS, INC.

By:	/s/ Scott D. Myers
Scott D. Myers
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of AMAG Pharmaceuticals, Inc., hereby severally constitute and appoint Scott D. Myers, Brian Piekos and Joseph D. Vittiglio, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign for us and in our names in the capacities indicated below any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Scott D. Myers	President, Chief Executive Officer and Director	September 15, 2020
Scott D. Myers	(Principal Executive Officer)

/s/ Brian Piekos	Treasurer, Executive Vice President and Chief Financial Officer	September 15, 2020
Brian Piekos	(Principal Financial and Accounting Officer)

/s/John Fallon, M.D..	Director	September 15, 2020
John Fallon, M.D.

/s/Kathrine O’Brien	Director	September 15, 2020
Kathrine O’Brien

/s/Anne M. Phillips, M.D., FRCPC	Director	September 15, 2020
Anne M. Phillips, M.D., FRCPC

/s/Gino Santini	Director	September 15, 2020
Gino Santini

/s/Davey Scoon	Director	September 15, 2020
Davey Scoon

/s/ James R. Sulat	Director	September 15, 2020
James R. Sulat

/s/ Paul Fonteyne	Director	September 15, 2020
Paul Fonteyne

/s/David Johnson	Director	September 15, 2020
David Johnson